Exhibit 99.2

To Our Stockholders:

The credit market deterioration continued during the third quarter of 2009. While there have been signs of stabilization in certain housing markets, the overall precipitous declines in the residential markets are starting to manifest themselves in the form of losses within residential mortgage securitizations. Additionally, the commercial sector is experiencing a significant increase in delinquencies, which will have a meaningful adverse impact on future cash flow. Within the Crystal River portfolios, the delinquency statistics for our CMBS and Prime RMBS portfolios are as follows.

	60+ Day Delinquency Rate
Period	CMBS	Prime RMBS
12/31/2008	0.58%	8.12%
03/31/2009	1.22%	10.42%
06/30/2009	2.67%	11.73%
09/30/2009	3.76%	13.29%

During the third quarter of 2009, we received approximately $6 million in cash flow from operations and investment activities. This cash flow was utilized to make required repayments on the liabilities issued by our CDOs and to pay the July 2009 quarterly dividend. We were, however, unable to reduce the balance of our funding facility, which totaled $28.9 million at the end of the third quarter.

The Board of Directors has elected to suspend the quarterly dividend to holders of shares of the Company’s common stock to preserve liquidity in consideration of the large increase in the delinquency rate on the Company’s CMBS portfolio and the resulting uncertainty regarding operating cash flows. Based on the Company’s current forecasts, Crystal River would not be required to make any further distributions in 2009 in order to maintain its REIT status through 2009. The elimination of the common dividends for the remainder of 2009, assuming the same $0.10 quarterly dividend per share that was paid in October 2009, equates to approximately $2.5 million in cash flow savings each quarter. The Board of Directors will continue to evaluate the Company’s dividend policy in light of its portfolio performance and relevant provisions of the Internal Revenue Code.

In August, we announced the formation of a Special Committee comprised of our independent directors and that the Special Committee has retained a financial advisor and legal counsel to assist in a review of the Company’s strategic alternatives. However, given market conditions and their impact on Crystal River’s operations, the Board believes that it is appropriate to assess a wide array of possible alternatives. At present, no such decisions have been made and it is not yet possible to predict what will result from the process. The Company does not intend to disclose further developments until it has approved a course of action in connection with the exploration of its strategic alternatives.

Sincerely,

Rod Drake
Interim Chief Executive Officer and President

Crystal River Capital, Inc. • Three World Financial Center • 200 Vesey Street, 10th Floor • New York, NY 10281-1010 www.crystalriverreit.com

FORWARD-LOOKING INFORMATION

This letter to stockholders contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to our future financial results, future dividend levels and our ability to make investments. These statements are based on various assumptions and may be identified by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “anticipate,” “continue,” “should,” “intend,” or similar terms or variations on those terms or the negative of those terms. We can give no assurance that our expectations will be attained. Factors that could cause actual results to differ materially from those set forth in the forward-looking statements include, but are not limited to, economic conditions generally and in the real estate market specifically, including further deterioration of the current global economic downturn and the extent of its effect on our industry, general volatility of the capital markets and the market price of shares of our common stock, our liquidity and refinancing demands, continued credit performance of our investments, changes in interest rates, changes in the yield curve, changes in prepayment rates, the effectiveness of our hedging strategies, the availability of targeted investments for purchase and origination, the availability and cost of capital for financing future investments and, if available, the terms of any such financing, changes in the market value of our assets, future margin reductions and the availability of liquid assets to post additional collateral, the recovery of financing markets and our ability to obtain or refinance debt, changes in business conditions and the general economy, changes in the delinquency rates for the loans underlying our securitized debt assets, what, if anything, results from the Special Committee’s review of strategic alternatives, competition within the specialty finance sector, changes in government regulations affecting our business, our ability to maintain our qualification as a real estate investment trust for federal income tax purposes, changes in generally accepted accounting principles and other risks disclosed from time to time in our filings with the Securities and Exchange Commission, including the risk factors in Part I, Item 1A of our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2008, which we filed with the SEC on June 5, 2009, and the risk factors in Exhibit 99.1 to our Form 10-Q for the period ended September 30, 2009, which we expect to file with the SEC by November 9, 2009. We do not undertake, and specifically disclaim any obligation, to update or supplement any forward-looking statements.